EXHIBIT 4
January 27, 2002


J Holdings Corp.
900 Third Avenue
26th Floor
New York, New York  10022


Re: Equity Capital Commitment

Gentlemen:

                     Reference is made to that certain Agreement and Plan of Merger (the "Agreement"), dated as of the date hereof, by and among J Holdings Corp., a Delaware corporation ("Parent"), J Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the "Purchaser"), and Jenny Craig, Inc., a Delaware corporation (the "Company"), which agreement contemplates the acquisition by Parent of 100% of the outstanding shares of the Company (such acquisition, together with agreements related thereto or contemplated thereby, representing the "Transaction"). In connection therewith and in order to finance, in part, the Transaction, ACI Capital Co., Inc. (the "Investor") is pleased to advise you that it hereby commits to provide Parent with $6 million of equity capital (the "Investment"), to be allocated between preferred stock (the "Senior Preferred") and common stock of Parent on a nine-to-one basis. The Investor's commitment to provide the Investment is subject in all respects to satisfaction of the terms and conditions contained in this commitment letter and in the Outline of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

                     The Investor's commitment to provide the Investment is subject to (i) the negotiation, execution and delivery of definitive documentation thereof, including, without limitation, a Certificate of Designations of the Senior Preferred, in form and substance satisfactory to the Investor, Parent and their respective counsel, (ii) the satisfaction of the conditions precedent to the closing of the Transaction set forth in Sections 6.1 and 6.3 (other than Section 6.3(c) of the Agreement), (iii) all conditions precedent to the obligation of the Senior Lender (as defined in the Agreement) to consummate the Senior Financing (as defined in the Agreement) having been met and the Senior Lender shall intend to and shall be willing and prepared to consummate the Senior Financing, in each case other than with respect to any conditions relating to the equity capital investment contemplated by this commitment letter, the equity commitment letter of each of DB Capital Investors, L.P. ("DBCI") and SJF Enterprises, Inc., of even date herewith, and the subordinated debt facility commitment letter of each of ACI and DBCI, each of even date herewith, and (iv) satisfaction of the conditions set forth in the Term Sheet attached hereto.

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                     The offer made by the Investor in this commitment letter is contingent upon execution of the Agreement, and should the Agreement be executed, the commitment by the Investor to provide the Investment shall expire immediately upon the earlier of (i) the termination of the Agreement and (ii) the Expiration Date (as defined in the Agreement), as may be extended in accordance with the terms of the Agreement.

                     Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to the Investor.

                     This commitment letter, including the attached Term Sheet
(i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereof and thereof, (ii) shall be governed by the law of the State of New York, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity other than the parties hereto and Purchaser, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by the parties hereto.









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Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Investor the enclosed copy of this Commitment Letter on or before the close of business on the date hereof, whereupon this Commitment Letter shall become a binding agreement between us.


                                         Very truly yours,
                                         ACI CAPITAL CO., INC.

                                         By: /s/ Kevin S. Penn
                                             --------------------------------
                                             Name: Kevin S. Penn
                                             Title: Managing Director



Agreed and accepted on this
27th day of January, 2002:


J HOLDINGS CORP.

By: /s/ Kevin S. Penn
    ------------------------------------------
    Name: Kevin S. Penn
    Title: President











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